UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2007

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement
     On June 14, 2007, Penwest Pharmaceuticals Co. (the “Company”) and Danbury Buildings Co., L.P. (the “Lessor”) entered into the Third Amendment to Lease, effective as of April 13, 2007 (the “Lease Amendment”), amending the terms of the Lease Agreement dated as of February 3, 2003 by and between Union Carbide Corporation and the Company, as amended, with respect to the Company’s corporate headquarters located in Danbury, Connecticut.
     The Lease Amendment provides for the extension of the term of the lease for a two year period commencing on January 1, 2008 and ending on December 31, 2009 (the “Extended Term”), with an option for the Company to renew the term of the lease for two additional terms of six months each. The Lease Amendment also provides that (i) the base rent during the Extended Term will be $1,117,324.00, payable in equal monthly installments in the amount of $46,555.17, and (ii) the base rent during each six-month renewal term will be $284,702.75, payable in equal monthly installments in the amount of $47,450.05 if the Company exercises the renewal option.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c)      On June 13, 2007, the Board of Directors (the “Board”) of the Company appointed Frank P. Muscolo, age 50, as Chief Accounting Officer of the Company. Mr. Muscolo has served as Controller of the Company since joining the Company in December 1997. Mr. Muscolo receives a base salary of $160,800 per year and is eligible to receive a cash bonus under the Company’s bonus program of up to 14% of his annual base salary. In addition, the Company will enter into an Executive Retention Agreement with Mr. Muscolo (the “Retention Agreement”), which provides that if within twelve months following a change in control of the Company, Mr. Muscolo’s employment is terminated by the Company other than for cause, death or disability or by Mr. Muscolo for good reason, as such terms are defined in the Retention Agreement:
•	The Company will continue to pay to Mr. Muscolo his base salary for a period (the “Payment Period”) that is equal in length to twelve months plus two weeks for each full year during which Mr. Muscolo was employed by the Company.

•	The Company will, during the Payment Period, continue to provide benefits to Mr. Muscolo and his family at least equal to those that would have been provided had Mr. Muscolo’s employment not been terminated; provided that the Company’s obligation to provide these benefits will terminate when and if Mr. Muscolo subsequently receives the same type of benefits from a new employer.

•	On or before January 15 of the calendar year following the calendar year during which Mr. Muscolo’s employment is terminated, the Company will make an additional cash payment to Mr. Muscolo equal to Mr. Muscolo’s target bonus for the calendar year in which the change in control occurs, as established in writing by the Company’s board of directors.

•	The vesting of all stock options and restricted stock held by Mr. Muscolo will be accelerated in full, to the extent not already vested, and all shares of stock underlying stock options and all shares of restricted stock will be free of any right of repurchase by the Company.
The Retention Agreement terminates if a change in control of the Company does not occur prior to December 31, 2008.

(d)      On June 13, 2007, the Board elected W. James O’Shea to the Board as a class III director. Mr. O’Shea’s term as a class III director will continue until the 2008 annual meeting of shareholders. Mr. O’Shea was elected by the Board upon the recommendation of the Nominating and Governance Committee. Mr. O’Shea was not selected pursuant to any arrangement or understanding between Mr. O’Shea and any other person. Mr. O’Shea has not been named to any committees of the Board.
     Mr. O’Shea will receive compensation for his board service as a non-employee director consistent with the Company’s director compensation program. Under this program:
•	Each of the Company’s non-employee directors receives an annual retainer of $20,000 per year, payable in quarterly installments on the first business day of each calendar quarter. Each non-employee director may elect to receive this annual retainer in cash, shares of the Company’s common stock, or both.

•	Each non-employee director also receives, in cash or shares of the Company’s common stock pursuant to the director’s elections, fees of $1,500 for each board meeting attended in person and fees of between $500 and $1,000 for each board meeting attended telephonically.

•	All non-employee directors receive reimbursement for all reasonable expenses incurred in attending meetings of the Board and committees of the Board.

•	On the first business day of each calendar year, the Company issues to each non-employee director either options to purchase 12,000 shares of the Company’s common stock or a grant of 6,000 shares of restricted common stock, as elected by the director. The exercise price of these options equals the fair market value of one share of the Company’s common stock on the date of grant. Options granted pursuant to the director compensation program vest on the first anniversary of the date of grant. Restricted common stock granted pursuant to the director compensation program is granted without requiring payment of additional consideration by the director and vests on the first anniversary of the grant date. The vesting of options and of the restricted common stock is subject to acceleration in full upon the occurrence of a change in control of the Company.

•	Upon the date of the initial election of any non-employee director to the Board, the Company grants such non-employee director 20,000 shares of restricted common stock and grants an additional 12,000 shares of restricted common stock generally every four years thereafter. These shares vest in four equal annual installments commencing upon the first anniversary of the date of grant. The vesting of the restricted common stock is subject to acceleration in full upon the occurrence of a change in control of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: June 18, 2007	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer